Exhibit 99.1


[LOGO]
                           LITTON LOAN SERVICING LP
                            An affiliate of C-BASS
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4828 Loop Central Drive                                Telephone (713)  960-9676
Houston, Texas 77081                                         Fax (713)  960-0539


March 10, 2005



Legal
CWABS, Inc.
4500 Park Granada
Calabasas, CA 91302

Re: CPT Asset-Backed Certificates Trust 2004-EC1, Asset-Backed Certificates, Series 2004-EC1

To Whom It May Concern:

The undersigned officer of Litton Loan Servicing LP provides the Annual Statement as to Compliance as required by the Pooling and Servicing Agreement for the above referenced security and certifies that (i) a review of the activities of the Servicer during such preceding fiscal year (or such shorter period in the case of the first such report) and of performance under this Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for 2004.

Sincerely,





/s/ Janice McClure                                 /s/ Ann Kelley
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Janice McClure                                     Ann Kelley
Senior Vice President                              Secretary